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                      NON-QUALIFIED STOCK OPTION AGREEMENT


         This Non-Qualified Stock Option Agreement (the "Agreement") is made effective this 10th day of November, 1994 (the "Grant Date"), between Serv-Tech, Inc., a Texas corporation (the "Company") and Larry A. Talbert, an employee of the Company (the "Optionee"), which parties agree as follows:

         1. GRANT AND STOCK OPTION. The Optionee is President of Talbert & Associates, Inc., a subsidiary of the Company. The Compensation Committee of the Company's Board of Directors recognizes the valuable and important contribution that the Optionee will make to the growth and success of the Company and so desires to ensure the Optionee's continued employment and to maintain and enhance the performance and profitability of the Company. As such, the Company hereby grants to the Optionee the right to acquire on the terms and conditions hereinafter set forth, 75,000 shares of the Company's Common Stock (the "Option Stock"), as set forth in Paragraph 3 hereof. The Option granted hereunder shall become effective on the date of this Agreement and, unless sooner terminated under the provisions thereof, shall expire at 12:00 midnight on November 10, 2004.

         2. PURCHASE PRICE. The purchase price of the Option Stock shall be $6.25 per share, which is deemed to be at least one hundred percent (100%) of the fair market value of each share as of the date hereof, as determined in good faith by the Board of Directors.

         3. EXERCISE. Subject to the limitations contained herein, the Optionee may exercise this Option to purchase the shares of Option Stock in the following manner. The Optionee may:

                 (a)      at any time after the Grant Date (being November 10,
         1994), exercise this Option to purchase up to (but not more than) 20% of the Option Stock;

                 (b) at any time after November 10, 1995, exercise this Option to purchase up to (but not more than) 40% of the Option Stock;

                 (c) at any time after November 10, 1996, exercise this Option to purchase up to (but not more than) 60% of the Option Stock;

                 (d) at any time after November 10, 1997, exercise this Option to purchase up to (but not more than) 80% of the Option Stock; and

                 (e) at any time after November 10, 1998, exercise this Option to purchase to 100% of the Option Stock;





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provided, however, that on the occurrence of a "Change in Control," as defined on Schedule A hereto, the Optionee may acquire all of the Option Stock immediately upon the date of the Change in Control.

        At 12:00 p.m. midnight on November 10, 2004, the Option created under this Agreement shall expire and be of no further force and effect. No partial exercise of this Option may be for less than one hundred (100) full shares. In no event shall the Company be required to issue fractional shares as a result of an exercise of this Option.

        Subject to the foregoing limitations and such limitations as appear below, this Option shall be exercised by giving written notice to the Company pursuant to Paragraph 13 of this Agreement. Such notice shall state the number of shares with respect to which this Option is being exercised and shall specify a date which shall be not more than thirty (30) days after the date of such notice as the date on which the shares will be taken up and payment made therefor in cash, personal check, or bank cashier's check, or the equivalent, at the principal office of the Company. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, then the date for the delivery of such shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to take up and pay for the number of shares specified in such notice on the date set forth therein, as the same may be extended as provided above, the exercise of this Option may be terminated by the Company with respect to such number of shares covered by this Agreement and not yet acquired pursuant thereto.

        4. NON-TRANSFERABILITY OF OPTION. This Option shall not be transferable or assignable by Optionee, otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Optionee's lifetime, only by him. This Option shall not be pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process except with the express consent of the Company.

        5. TERMINATION OF EMPLOYMENT. Upon termination of the Optionee's employment, such option privileges shall expire and become null and void unless exercised by him within one (1) year after the date of such termination. If the Employee's employment is terminated other than in connection with a Change in Control, the Employee's option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination.

        6. DEATH OF OPTIONEE. If the Optionee dies during the time this Option is exercisable, his Option privileges which could otherwise be exercised by him if living shall be exercisable only by the Optionee's personal representative, unless the Optionee's will specifically disposes of this Option, in which case such exercise shall be made only by the recipient of such specific disposition. However, in no event may this Option be exercisable to any extent by anyone after November 10, 2004.





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        7.      ADJUSTMENTS.  The number of shares of Option Stock subject to this Agreement shall be adjusted as follows:

                 (a) If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Compensation Committee in the number and kind of shares as to which the unexercised portion of this Option shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event; provided, however, that any right to purchase fractional shares resulting from any such adjustment shall be eliminated. Such adjustment in this Option shall be made without change in the total price applicable to the unexercised portion of the Option with a corresponding adjustment in the Option price per share.

                 (b) In the event of the dissolution or liquidation of the Company, this Option shall terminate as of a date to be fixed by the Compensation Committee, provided that not less than thirty (30) days' written notice of the date so fixed shall be given the Optionee, who shall have the right during such period to exercise his Option as to all or any part of the shares covered thereby which he is otherwise eligible to purchase under this Agreement.

                 (c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then:

                          (i) If there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Option Stock subject to this Agreement for securities of another corporation, then Compensation Committee shall determine the change, conversion or exchange of Option Stock; or

                          (ii) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Option Stock subject to this Agreement for securities of another corporation, then the Compensation Committee shall adjust the shares under this Option in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such Option Stock. The term "Reorganization" as used in this Section 6(c) shall mean any statutory





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                 merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

                 (d) Adjustments and determinations under this Section 7 shall be made by the Compensation Committee, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

        8. SHARES RESERVED. The Company will, at all times during the term of this Agreement, reserve and keep available such number of shares of Option Stock as will be sufficient to satisfy the requirements of this Agreement and will pay all fees and expenses necessarily incurred by the Company in connection with the issuance of such shares.

        9. EFFECT UPON EMPLOYMENT. The terms of the Optionee's employment with the Company are as set forth in the Employment Agreement.

        10. RESTRICTION ON ISSUANCE OF SHARES; OBLIGATION TO REGISTER OPTION STOCK. The Company will not be obligated to sell any such shares of Option Stock hereunder unless same are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. In that connection, the Company agrees to use its best efforts to register the Option Stock on a Registration Statement on Form S-8 on or before November 30, 1994, and to make any such filings and do all such acts and things as are necessary to register the Option Stock or secure an exemption from registration under Texas securities laws and, from time to time during the period in which all or any portion of this Option remains unexercised, to prepare and deliver to the Optionee all such documents necessary to constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933.

        11. SUCCESSORS. This Agreement will be binding upon any successor of the Company.

        12. NO RIGHT TO OPTION STOCK. The Optionee shall have no rights as a shareholder by reason of this Agreement and shall have only those rights expressly conferred by this Agreement.

        13. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, first class, with postage prepaid to:

        If to the Company, addressed to:
                         Serv-Tech, Inc.
                         5200 Cedar Crest Blvd.
                         Houston, TX 77087





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        If as to the Optionee, addressed to the address for notice set forth beneath the Optionee's signature below.

        Delivery may also be made to any other address for notice as either party shall hereafter notify the other party in writing, from time to time.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective November 10, 1994.

                                        SERV-TECH, INC.
                                          "Company"


                                        By: /s/ RICHARD L. DAERR
                                           -----------------------------------
                                            Richard L. Daerr
                                            President and Chief Executive
                                            Officer



                                        "Optionee"


                                        /s/ LARRY A. TALBERT
                                        --------------------------------------
                                        Larry A. Talbert

                                        Address for Notice:
                                        31 Rosedown
                                        Destrehan, LA  77047-2529





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                                   SCHEDULE A

        Change in Control. Except as provided below, a Change in Control shall be deemed to occur when and only when the first of the following events occurs:

                 (a) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding voting securities, and a majority of the Incumbent Board (as defined below) does not approve the acquisition before the acquisition occurs; or

                 (b) three or more directors, whose election or nomination for election is not approved by a majority of the Incumbent Board, are elected within any single 12-month period to serve on the Board of Directors; or

                 (c) members of the Incumbent Board cease to constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (a), above, solely because 25 percent or more of the combined voting power of the Company's outstanding securities is acquired by one or more employee benefit plans maintained by the Company or by any other employer the majority interest in which is held, directly or indirectly, by the Company. For purposes of this Section 2.2, the terms "person" and "beneficial owner" shall have the meaning set forth in Sections 3(a) and 13(d) of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder; and the term "Incumbent Board" shall mean (i) the members of the Board of Directors on January 1, 1995, to the extent that they continue to serve as members of the Board of Directors, and (ii) any individual who becomes a member of the Board of Directors after January 1, 1995, if his election or nomination for election as a director was approved by a vote of at least three quarters of the then Incumbent Board.